      AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
 111 WEST 57TH INVESTMENT, LLC
This Amended and Restated Limited Liability Company Agreement (this "Agreement") of 111 West 57th Investment, LLC, a Delaware limited liability company (the "Company"), dated  March 25, 2014 (the "Effective Date"), by and among the Company, AmBase Corporation, a Delaware corporation (the "Managing Member") and Richard A. Bianco, an individual residing in Boca Raton, FL (the "Promote Member").  The Managing Member, the Promote Member and any other Members admitted from time to time in accordance with the terms hereof are each individually referred to herein as a "Member", and collectively referred to herein as the "Members".  Certain capitalized terms used herein shall have the meanings set forth in Section 19 hereof.
W I T N E S S E T H:
WHEREAS, the Company was formed as a Delaware limited liability company by the filing, on June 12, 2013, of a Certificate of Formation (as amended or restated from time to time, the "Certificate") under and pursuant to the Delaware Limited Liability Company Act (the "Act");
WHEREAS, the Managing Member, as the sole member of the Company, entered into a limited liability company agreement, dated as of June 28, 2013 (the "Original Agreement") for the purposes of setting forth the terms and conditions of ownership, management and operation of the Company; and
WHEREAS, the Managing Member wishes to amend and restate the Original Agreement in its entirety with this Agreement, whereby the Promote Member shall become a party to this Agreement pursuant to the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Members hereby agree as follows:
1.	Formation and Name.
(a)            The Company was organized as a limited liability company by the filing of the Certificate with the Secretary of State of the State of Delaware, in accordance with and pursuant to the Act.  All actions by the Managing Member, Edward B. Dix as an authorized person, and any other person in making such filing are hereby ratified, adopted and approved.
(b)            The name of the limited liability company is "111 West 57th Investment, LLC."
The business of the Company may be conducted under any other name deemed necessary or desirable by the Managing Member in order to comply with local law.  The undersigned resolves to form and continue the Company as a limited liability company pursuant to the provisions of the Act and of this Agreement and resolves that the rights and liabilities of the Members shall be as provided in the Act for members except as provided herein.
Edward Dix is hereby designated as an "authorized person" within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.  Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an "authorized person" will cease, and the Managing Member thereupon became the designated "authorized person" and shall continue as the designated "authorized person" within the meaning of the Act.
2.	Purposes.
The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be formed under the Act, and to engage in any and all activities necessary or incidental to the foregoing.
3.	Principal Place of Business.
The registered office of the Company shall be as designated in the Certificate and may be changed from time to time as provided in the Act.
4.	Duration.
The Company shall continue in existence perpetually unless the Company is dissolved and its affairs wound up in accordance with the Act or this Agreement.  The Members may terminate this Agreement and dissolve the Company at any time.
5.	Fiscal Year.
The fiscal year of the Company shall begin on January 1 of each year and end on December 31 of that year.
6.	Members.
The names and addresses of the Company and the Members are set forth on Schedule 6, attached hereto.  The Managing Member hereby resolves to operate the Company in accordance with the terms of this Agreement.  The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including, without limitation, all powers, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware.
7.	Membership Interests.
(a)            Membership Interests; Units.  Members shall hold interests ("Membership Interests") in the Company in their capacity as a Member, including rights to distributions (liquidating or otherwise), allocations, information, all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member, and all obligations, duties and liabilities imposed on that Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member.  The Membership Interests of the Company shall be in unit increments (each, a "Unit").  From time to time, the Company may, subject to the terms of this Agreement, issue such Units as the Managing Member reasonably determines to be in the best interests of the Company.  Units may be issued from time to time in one or more classes or series, with such designations, preferences and rights as are set forth in Section 7(b) or otherwise shall be fixed by the Managing Member by resolution thereof.  The Managing Member, in so fixing the designations, rights and preferences of any class or series of Units, may, subject to the terms of this Agreement, designate such Units as "Membership Units", "Incentive Units" or any other designation and may specify such Units to be senior, junior or pari passu with any Units then outstanding or to be issued thereafter and the voting rights of such Units.  Except as otherwise provided herein, the Managing Member may increase the number of authorized Units in any then existing class or series.  Upon due authorization of such issuances, the Managing Member is hereby authorized, subject to this Agreement, to take all actions that it deems reasonably necessary or appropriate in connection with the authorization (including the increase in number of authorized Units of any class or series), designation, creation and issuance of Units and the fixing of the designations, preferences and rights applicable thereto, and designations, preferences and rights of any new class or series of Units relative to the designations, preferences and rights governing any other series or classes of Units including through amendment of this Agreement to provide for such Units.  The Members acknowledge and agree that any such amendment in connection with a duly authorized issuance of Units that is recommended by the Managing Member may modify (if, and to the extent, necessary to effect any such issuance of Units) the distribution and tax allocation provisions of this Agreement to the extent approved by the Managing Member, subject to the terms of this Agreement.  Ownership of Units may, but need not, be evidenced by certificates similar to customary stock certificates.  Initially, Units shall be uncertificated, but the Managing Member may determine to certificate all or any Units at any time by resolution thereof.
(b)            Unit Designations.
(i)            A class of Units has been created and designated as "Membership Units", and one hundred percent (100%) of the Membership Units have been granted to the Managing Member, as set forth on Schedule 7(b).  The Managing Member, without any action by any Member or any other Person, is authorized to amend and restate Schedule 7(b) from time to time to reflect the admission of new Members, the cessation of any Person as a Member and the transfers and issuances of Membership Units made, in each case, in accordance with this Agreement.  Schedule 7(b) shall be amended from time to time by the Managing Member, without requiring the consent of any Member, to reflect the change in any of the information contained therein (including the withdrawal of one or more Members, the admission or one or more additional Members, additional capital contributions and transfers or the issuance of additional Units) only to the extent that the actions resulting in such changes were taken pursuant to, and in accordance with the terms of this Agreement and that any required consents of the Members to such actions, if any, were obtained.  The Company will, upon each amendment to Schedule 7(b), provide the Members with a copy of such amended Schedule 7(b).  Any reference in this Agreement to Schedule 7(b) shall be deemed a reference to Schedule 7(b) as amended, supplemented or otherwise modified and in effect from time to time.
(ii)            A class of units has been created and designated as "Incentive Units", and one hundred percent (100%) of the Incentive Units have been granted to the Promote Member, as set forth on Schedule 7(b).  The Incentive Units have been issued for no consideration or de minimis consideration as such interests are intended to constitute "profits interests" within the meaning of Revenue Procedures 93-27 and 2001-43 such that were the Company liquidated immediately after the issuance of these Incentive Units, before the Company made any earnings and before any appreciation occurred in the value of the Company's assets, and the Company's assets were sold at fair market value and the proceeds distributed in liquidation, the holders of Incentive Units so designated would not be entitled to receive any share of the proceeds of a liquidation.
(c)            Voting Rights.  Unless otherwise specified in this Agreement or by a resolution of the Managing Member creating any class or series of Voting Units, all classes and series of Voting Units shall vote together as a single class on all matters.
8.	Management.
(a)            Managing Member. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managing Member and the Managing Member may make all decisions and take all actions for the Company as in its sole discretion it deems necessary or appropriate to carry out the purposes for which the Company is being formed under this Agreement and to further the interests of the Company and its Members.
(b)            Delegation of Authority and Duties.
(i)            The Managing Member shall have the power to act, in the name and on behalf of the Company, to do all things reasonably necessary for the performance of the Company's day-to-day operations.
(ii)            The Managing Member may appoint and elect (as well as remove or replace with or without cause), as it deems necessary, a President, Chief Executive Officer, Vice Presidents, a Treasurer or Chief Financial Officer and a Secretary of the Company (collectively the "Officers").  The compensation, if any, of the Officers shall be determined by the Managing Member.  The following individuals shall be the Officers, and each of them is elected to serve in such capacity until his successor is chosen or qualified, or until his death, resignation or removal:
Richard A. Bianco	President and Chief Executive Officer
John Ferrara	Vice President and Chief Financial Officer
(iii)            Except as otherwise expressly provided in this Agreement, the Managing Member and the Officers shall each have complete and exclusive discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as they deem necessary or advisable to accomplish the purposes of the Company.  To the extent permitted by law, the Managing Member and each Officer, individually, shall be authorized to act on behalf of and to bind the Company in all respects, without any further consent, vote or approval of the Members, and the powers of each of the Managing Member and each of the Officers shall include, without limitation, the authority to negotiate, complete, execute, acknowledge, deliver and perform any and all agreements, deeds, instruments, receipts, certificates and other documents on behalf of the Company, and to take all such other actions on behalf of the Company as the Managing Member or any Officer may consider necessary or advisable in connection with the management of the Company.
(iv)            The Members agree that all determinations, decisions and actions made or taken by the Managing Member, or any of the Officers, in accordance with this Agreement shall be conclusive and absolutely binding upon the Company, the Members and the Members' respective successors, assigns and personal representatives.
(v)            Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Managing Member and each of the Officers as set forth herein.  A certificate of the Managing Member or any Officer certifying that such entity or individual is the Managing Member or an Officer shall be conclusive evidence that such entity or individual is the Managing Member or an Officer, and such entity's or individual's actions as the Managing Member or Officer shall be authorized and binding on the Company.
(vi)            The Managing Member shall cause the Company to open and maintain bank accounts, and all funds of every kind and nature received by the Company shall be deposited in such accounts.  Signatories for such accounts shall be authorized from time to time by the Managing Member, and such signatories shall include the Officers appointed by the Managing Member.
9.	Capital Contributions.
Capital contributions shall be made in cash or in other assets as may be provided by the Managing Member.
10.	Capital Accounts.
For each Member, the Company shall establish and maintain a separate capital account (each, a "Capital Account").  A Member's Capital Account shall be (x) credited with the amount of cash and the fair market value of any property (net of liabilities) contributed by the Member, plus the Member's distributive share of Company Profits, and (y) decreased by the amount of cash and the fair market value of any property (net of liabilities) distributed to a Member, plus the Member's distributive share of Company Losses.  The capital accounts shall be maintained in compliance with Regulation Section 1.704-1(b).  The provisions of this Agreement shall be interpreted and applied in a manner consistent with such section of the Regulations.  Upon the admission of additional Members or the issuance of Incentive Units, the Company shall adjust Capital Accounts in accordance with Regulation Sections 1.704-1(b)(2)(iv)(f) and (g).
11.	Allocations of Profits and Losses; Distributions.
(a)            Allocations of Profits and Loss Generally.  Except as otherwise provided in Section 11(b), Profits or Loss for any fiscal year will be allocated among the Members in such a manner that, as of the end of such fiscal year, the sum of (i) the Capital Account of each Member, (ii) each Member's share of minimum gain (as determined according to Regulation Section 1.704-2(g)), and (iii) each Member's partner nonrecourse debt minimum gain (as defined in Regulation Section 1.704-2(i)(3)) will be equal to (or as close as possible to) the respective net amounts, positive or negative, which would be distributed to each Member or for which each Member would be liable to the Company under the Act, determined as if the Company were to (x) liquidate the assets of the Company for an amount equal to their fair market value redetermined as of the end of such fiscal year and (y) distribute the proceeds of liquidation pursuant to Section 16.
(b)            Special Allocations.  Notwithstanding any other provision of this Section 11, the following special allocations shall be made in the following order:
(i)            Minimum Gain Chargeback.  If there is a net decrease in Company Minimum Gain (as such term is defined by Regulation Section 1.704-2(d) but substituting the term "Company" for the term "partnership" as the context requires) during any fiscal year, the Members shall be specially allocated gross income for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to the portion of such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulation Section l.704-2(g)(2).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to the Members pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulation Section l.704-2(f)(6).  This Section 11(b)(i) is intended to comply with the minimum gain chargeback requirement in such section of the Regulations and shall be interpreted consistently therewith.
(ii)            Member Minimum Gain Chargeback.  If during any fiscal year there is a net decrease in Member Nonrecourse Debt Minimum Gain (as such term is defined by Regulation Section 1.704-2(i)(3) but substituting the term "Member" for the term "partner" as the context requires), then each Member shall be specially allocated Gross Profits for such fiscal year (and, if necessary, for subsequent fiscal years) in the manner provided in Regulation Section 1.704-2(i)(4).
(iii)            Member Nonrecourse Deductions.  Member Nonrecourse Deductions (as defined in Regulation Section l.704-2(i)(2) but substituting the term "Member" for the term "partner" as the context requires) shall be allocated as prescribed in Regulation Section 1.704-2(i)(1).  This Section 11(b)(iii) is intended to comply with the partner nonrecourse debt chargeback provisions of Regulation Section 1.704-2(i).
(iv)            Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit in the adjusted capital account of the Member as quickly as possible, provided that an allocation pursuant to this Section 11(b)(iv)  shall be made only if and to the extent that the Member would have a deficit in its Adjusted Capital Account after all other allocations provided for in this Section 11 have been tentatively made as if this Section 11(b)(iv) were not in the Agreement.
(v)            Limitations.  No allocations of items of Loss shall be made to a Member if such allocation would cause or increase a deficit in such Member's Adjusted Capital Account.  Any such item shall instead be allocated to other Members to the extent of, and in proportion to, their positive Adjusted Capital Accounts.
(vi)            Allocations for Tax Purposes.  In accordance with Code Section 704(c) and the Regulations thereunder, taxable income, gain, loss or deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variations between the adjusted basis of such property to the Company for federal income tax purposes and its initial "book value" as such term is defined in Regulation Section 1.704-3(a)(3).  Taxable income, gain, loss or deduction attributable to contributed property shall be allocated among the Members as required by Code Section 704(c) of the for tax purposes, but shall not affect the Capital Accounts, except as required by Regulation Section 1.704-l(b)(2)(iv).
(c)            Distributions of Available Cash.  Distributions of Available Cash shall be made to the Members as determined from time to time by the Managing Member.  All distributions of Available Cash shall be made to the Members as follows:
(i)            First, to the Managing Member until such time as an amount equal to the Threshold Amount has been distributed; and
(ii)            Thereafter, all Available Cash shall be distributed to the Members as follows:
1)            ten percent (10%) of each distribution shall be paid to the Promote Member; and
2)            ninety percent (90%) to the Managing Member.
The Members agree that once the Threshold Amount has been reached, in no event shall the Promote Member's distribution of Available Cash ever be reduced or less than ten percent (10%) for any distribution made by the Company, unless a further Additional  Investment is thereafter made such that the Threshold Amount is thereby increased and such increased amount has not yet been distributed at the time of the relevant distribution of Available Cash.
(d)            In Kind Distributions; Reinvestment of Available Cash.  In the event the Company receives proceeds from any transaction in any form other than cash (e.g., real property, personal property, securities, options to purchase real or personal property, securities or promissory notes), then, consistent with the provisions of Section 11(c) above, at such time as an amount equal to the Threshold Amount has been distributed in cash or in kind to the Managing Member, ten percent (10%) of all such in kind proceeds shall be distributed to the Promote Member and any Member entitled to any interest in those assets shall receive that interest as a tenant-in-common with, as a party to a common shareholders agreement, or otherwise subject to the same rights and obligations as all Members so entitled.  In determining whether the Threshold Amount has been achieved in the form of in kind proceeds, the fair market value of such in kind proceeds shall be determined by an independent appraiser who shall be selected by the Managing Member and approved by the Promote Member, which approval shall not be unreasonably withheld.  In addition, if the Managing Member elects to reinvest Available Cash or in kind proceeds in an illiquid asset (e.g., another real estate investment) and the Threshold Amount has been achieved, the Promote Member shall nevertheless have the right, but not the obligation, to demand and receive his ten percent (10%) distribution of Available Cash or in kind proceeds as the case may be.  Alternatively, the Promote Member may elect to have his portion of such Available Cash or in kind proceeds rolled over into the new investment.
(e)            Tax Distributions.  Notwithstanding the foregoing, if the Company has Profits for any fiscal year, the Managing Member shall use its best efforts to make a distribution of cash flow to the Members with respect to such fiscal year in an amount which, when combined with all other distributions of cash flow to the Members with respect to such fiscal year, equals the product of (x) an assumed combined maximum federal and state marginal income tax rate of twenty-nine percent (29%) for capital gains and forty-three and ½ percent (43.5%)  for ordinary income multiplied by (y) the aggregate net taxable income and gain allocable to the Members for such fiscal year.  In the event a Member is allocated net taxable Losses for any period, the amount of such Losses shall be carried forward and taken into account for all purposes of this Section 11(d) (including application of this sentence) in determining such Member's distributive share of the Company's Profits and gain in each subsequent period until such Losses are offset in full by positive net taxable Profits and gain.  Distributions received by the Members pursuant to this Section 11(d) shall reduce, on a dollar-for-dollar basis, the amount of distributions that would otherwise be required to be made to such Members pursuant to Section 11(c).
(f)            Limitation on Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Units if such distribution would violate Section 18-607 of the Act or other applicable law.
12.	New Members/Transfers.
New Members of the Company may be admitted only with the written consent of the Managing Member.  In the event of such admission, this Agreement shall be amended and/or restated, as determined by the Managing Member.  No Member may sell, assign, pledge, hypothecate or otherwise transfer his or her interest in the Company without the consent of the Managing Member.
13.	Withdrawals.
Subject to the requirements of applicable law, a Member may withdraw all or a portion of its capital from the Company at any time.  Withdrawals may be in cash or in securities or other instruments held by the Company.
14.	Limited Liability of Members.
No Member in its capacity as a Member shall be liable for any debts, obligations or liabilities of the Company.
15.	Liquidation and Dissolution.
Except as otherwise provided in this Section 15, the Company shall continue in perpetuity.  The Company shall be dissolved and its affairs wound up upon the first to occur of the following:
(a)            The sale, transfer or other disposition of all or substantially all the assets of the Company;
(b)            The written consent of the Members to dissolve the Company; or
(c)            The entry of a decree of judicial dissolution under Section 18-802 of the Act.
16.	Winding Up Affairs and Distribution of Assets.
(a)            Upon a winding up of the Company, the Managing Member shall be the liquidating Member (the "Liquidating Member") and shall proceed to wind up the affairs of the Company, liquidate the remaining property and assets of the Company and wind up and terminate the business of the Company.  The Liquidating Member shall cause a full accounting of the assets and liabilities of the Company to be taken and shall cause the assets to be liquidated and the business to be wound up as promptly as possible by either or both of the following methods: (i) selling the Company assets and distributing the net proceeds therefrom (after the payment of Company liabilities) to each Member in accordance with Section 11(c) hereof; or (ii) distributing the Company assets to the Members in kind in accordance with Section 11(c) hereof (after adequate provision for all liabilities and expenses shall have been made).
(b)            If the Company shall employ method (i) as set forth in Section 16(a) in whole or part as a means of liquidation, then the proceeds of such liquidation shall be applied in the following order of priority: (1) first, to the expenses of such liquidation; (2) second, to the debts and liabilities of the Company to third parties, if any, in the order of priority provided by law; (3) third, a reasonable reserve shall be set up to provide for any contingent or unforeseen liabilities or obligations of the Company to third parties (to be held and disbursed, at the discretion of the Liquidating Member, by an escrow agent selected by the Liquidating Member) and at the expiration of such period as the Liquidating Member may deem advisable, the balance remaining in such reserve shall be distributed as provided herein; (4) fourth, to debts of the Company to the Members; and (5) fifth, to the Members in accordance with Section 11(c) hereof.
(c)            In connection with the liquidation of the Company, the Members severally, jointly, or in any combination upon which they may agree in writing, shall have the first opportunity to make bids or tenders for all or any portion of the assets of the Company, and such assets shall not be sold to an outsider except only for a price higher than the highest and best bid of a single Member, the Members jointly, or a combination of Members.  Any bid made by a Member or Members for all or any portion of the assets shall be made, if at all, within thirty (30) days after the Liquidating Member or any other Member shall have requested such bids.  A copy of each bid shall be delivered by the Liquidating Member to each Member.  Unless otherwise agreed by all Members, no Member shall be entitled to raise its bid after submission thereof, whether in response to a bid received by the Company from any other Member or third party, or otherwise.
17.	Amendments.
The Managing Member may amend this Agreement at any time by written instrument signed by the Managing Member and filed with the books and records of the Company; provided, however, that any amendment that affects the distribution allocation of the Promote Member requires the prior written consent of the Promote Member.  Pending any replacement or amendment of this Agreement, it is intended that the provisions of the Act be controlling as to any matters not set forth in this Agreement.
18.	Indemnification.
Any individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, unincorporated organization or a government or any agency or political subdivision thereof (each, a "Person") made, or threatened to be made, a party to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was (i) a Member, or (ii) an employee, officer, director, shareholder or partner of a Member, or (iii) an Officer or such other Persons (including employees of the Company) as the Managing Member may designate from time to time, in its sole and absolute discretion (collectively, the "Indemnified Persons"), shall be indemnified by the Company for any losses or damage sustained with respect to such action or proceeding, and the Company shall advance such Indemnified Person's reasonable related expenses to the fullest extent permitted by law.  The Company shall have the power to purchase and maintain insurance on behalf of the Indemnified Persons against any liability asserted against or incurred by them.  The duty of the Company to indemnify the Indemnified Persons under this Section 18 shall not extend to actions or omissions of any Indemnified Person which are grossly negligent or which involve fraud, misrepresentation, bad faith, or other willful misconduct by such Indemnified Person or which are in material breach or violation by such Indemnified Person of this Agreement or which are in derogation of the fiduciary duties owed by such Indemnified Person to the Company and the Members, in each case as determined by a court of competent jurisdiction.  No Indemnified Person shall be liable to the Company or any other Member for actions taken in good faith.  The duty of the Company to indemnify the Indemnified Persons under this Section 18 shall be limited to the assets of the Company, and no recourse shall be available against any Member for satisfaction of such indemnification obligations of the Company.
19.	Definitions.
(a)            "Adjusted Capital Account" means the positive or negative balance in a Member's Capital Account as of the end of the relevant year, increased by the amount of the minimum gain that such Member is treated as being obligated to restore pursuant to the next to last sentence of Regulation Sections 1.704-2(g)(1) and (i)(5).
(b)            "Available Cash" means all cash funds of the Company on hand from time to time including, but not limited to, the proceeds from any distributions received from other subsidiaries of the Company) after: (a) payment of all Company costs and expenses that are due and payable as of such date; (b) provision for the payment of all Company costs and expenses that the Company is obligated to pay within ninety (90) days of such date; and (c) establishment of such other reserves as are deemed reasonable or appropriate by the Managing Member.
(c)            "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
(d)            "Profits" or "Losses" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss).
(e)            "Regulations" means temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).
(f)            "Threshold Amount" means, as of any date of determination, an amount equal to (i) the sum of (x) the original equity capital investment (as distinguished from a debt or mezzanine investment) (the "Original Investment") made by the Company or the Managing Member, as the case may be,  equal to $57,250,000 as of the Effective Date, in the Company's joint venture project company, presently known as "111 West 57th Partners LLC", plus (y) any additional equity capital investment ("Additional Investment") made by the Company or the Managing Member, as the case may be, in such joint venture project company (any Additional Investment together with the Original Investment, the "Total Investment"), plus (ii) an amount equal to fifty percent (50%) of the Total Investment.
By way of example and illustration only:
Example 1. Assume that the Original Investment is $50,000,000 and that no Additional Investment is made so that the Total Investment is any amount equal to $50,000,000.   If the Managing Member has received distributions of Available Cash in an amount equal to at least $75,000,000 (i.e., a 50% return on the Total Investment to date) by, for example, June 30, 2023, then 10% of each dollar of Available Cash distributed by the Company following such date shall be distributed to the Promote Member, unless an Additional Investment is made after such date in which event the Threshold Amount shall be reset accordingly.  For the avoidance of doubt, no calculation of any internal rate of return shall be required or made in determining the payments to the Promote Member.
Example 2.  Assume that the Original Investment is $50,000,000 and that an Additional Investment of $50,000,000 is made on July 1, 2016 such that the Total Investment is an amount equal to $100,000,000.  If the Managing Member has received distributions of Available Cash in an amount equal to $150,000,000 (i.e., a 50% return on the Total Investment to date) by, for example, June 30, 2018, then 10% of each dollar of Available Cash distributed by the Company following such date shall be distributed to the Promote Member, unless an Additional Investment is made after such date in which event the Threshold Amount shall be reset accordingly.  Again, for the avoidance of doubt, no calculation of any internal rate of return on the Total Investment shall be required or made in determining the payments to the Promote Member.
(g)            "Voting Units" means all Units other than (i) Incentive Units, and (ii) any class or series of Units that is designated by the Managing Member as non-voting.
20.	Miscellaneous.
(a)            Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, the remainder of this Agreement shall not be affected thereby.
(b)            Captions.  All captions used in this Agreement are for convenience only and shall not affect the meaning or construction of any provision hereof.
(c)            Governing Law; Jurisdiction and Venue.
(i)            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions.
(ii)            Each Member consents to the jurisdiction of any federal or state court within Fairfield County in the State of Connecticut in any proceeding arising out of or relating to this Agreement and to the respective court to which an appeal of the decisions of any such court may be taken, and each Member agrees not to commence, or cooperate in or encourage, the commencement of, any such proceeding, except in such a court.  Each Member hereby irrevocably waives, to the fullest extent it may do so, the defense of an inconvenient forum to the maintenance therein of such a proceeding.  Each Member agrees that a final judgment in any such proceeding will be conclusive and may be enforced in any jurisdiction by suit on the judgment or by any other manner provided by applicable law.
(d)            Specific Performance.  The Members and the Company agree that each of them may have no adequate remedy at law for a breach hereof, and that damages resulting from such breach may be impossible to ascertain at the time hereof or of such breach.  Accordingly, each Member and the Company hereby agrees that each other Member and the Company shall be entitled to seek specific performance of the Company's and the Member's obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.
(e)            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and assigns.
(f)            Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written limited liability company agreement.
(g)            Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile or other electronic copy, including PDF, of a signature shall be deemed an original for all purposes.
(h)            Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be effective and deemed delivered or given, as the case may be, (i) if given by facsimile, when transmitted and the appropriate confirmation is received from the machine transmitting such facsimile, and followed by hard copy via overnight mail or reputable overnight courier for receipt the next business day, (ii) if given by reputable overnight courier, on the next business day, (iii) if by hand delivery, when delivered, (iv) if mailed, on the second business day following the day on which sent by first class mail, or (v) if electronically mailed, when transmitted, and followed by hard copy via overnight mail or reputable overnight courier for receipt the next business day.  The addresses for notice are set forth on Schedule 6.
(i)            Conflicts Waiver.  The Company and the Managing Member acknowledge and agree that (i) Wiggin and Dana LLP has represented Bianco and no other party in the preparation of this Agreement and (ii) the Company and the Managing Member are each represented by separate counsel with regard to the negotiation of this Agreement, or, if not, have chosen to forego such representation.
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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.
COMPANY:
111 WEST 57TH INVESTMENT, LLC,
a Delaware limited liability company

By:	/s/ John Ferrara
Name:  John Ferrara
Title:    Vice President and Chief Financial Officer

MANAGING MEMBER:
AMBASE CORPORATION,
 a Delaware corporation

By:  __/s/ John Ferrara___
Name: John Ferrara
Title:   Vice President and Chief Financial Officer

PROMOTE MEMBER:

                                    /s/ Richard A. Bianco
Richard A. Bianco

[Signature Page to Limited Liability Company Agreement of 111 West 57th Investment, LLC]

Schedule 6

111 West 57th Investment, LLC
c/o AmBase Corporation
100 Putnam Green
Greenwich, CT 06830
Attn: Chief Financial Officer

AmBase Corporation
100 Putnam Green
Greenwich, CT 06830
Attn: Chief Financial Officer

Richard A. Bianco
350 South Ocean Blvd., Apt. 9A
Boca Raton, FL 33432

Schedule 7(b)

CAPITALIZATION

Membership Units

Member	Membership Units
AmBase Corporation	100%

Incentive Units

Member	Incentive Units
Richard A. Bianco	100%